UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry Into a Material Definitive Agreement

On June 28, 2007, LSB Industries, Inc. (the “Company”) entered into a Purchase Agreement (a copy of which is filed herewith as Exhibit 10.1), with each of 22 qualified institutional buyers (“QIBs”), pursuant to which the Company sold $60.0 million aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”) in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Regulation D promulgated under the Act. The Debentures are eligible for resale by the investors under Rule144A under the Act. The net proceeds received by the Company in connection with this offering, after discounts and commissions were approximately $57 million. In connection with the closing, the Company entered into an indenture (the “Indenture”) with UMB Bank, n.a., as trustee (the “Trustee”), governing the Debentures. A copy of the Indenture, including the form of Debenture, is filed herewith as Exhibit 4.2. The following description of the Indenture and the Debentures is qualified in its entirety by reference to the Indenture.

The Trustee is also the Company’s transfer agent. The Trustee receives customary compensation from the Company for such services.

The material terms and conditions of the Indenture and the Debentures governed thereby are as follows:

Principal Amount. $60,000,000.

Maturity Date. July 1, 2012.

Ranking. The Debentures are the Company’s unsecured obligations and are subordinated in right of payment to all of the Company’s existing and future senior indebtedness, including indebtedness under its senior credit facilities. The Debentures are effectively subordinated to all present and future liabilities, including trade payables, of the Company’s subsidiaries.

Interest. The Debentures bear interest at the rate of 5.5% per year. Interest is payable in arrears on January 1 and July 1 of each year, beginning on January 1, 2008.

Conversion Rights. The Debentures are convertible by holders in whole or in part into shares of the Company’s common stock prior to their maturity on July 1, 2012. The conversion rate of the Debentures for holders electing to convert all or any portion of a Debenture is 36.4 shares of the Company’s common stock per $1,000 principal amount of debentures (representing a conversion price of $27.47 per share of common stock), subject to adjustment under certain conditions as set forth in the Indenture.

Sinking Fund. None.

Optional Redemption by the Company. The Company may redeem some or all of the Debentures at any time on or after July 2, 2010, at a price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest, all as set forth in the Indenture. The redemption price will be payable at the Company’s option in cash or, subject to certain conditions, shares of the Company’s common stock (valued at 95% of the weighted average of the closing sale prices of the common stock for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date), subject to the following conditions being met on the date the Company mails the notice of redemption: the closing price of the Company’s common stock exceeding 115% of the adjusted conversion price of the Debentures; the listing of the Company’s common stock on an Eligible Market (as defined in the Indenture); if registration is then required, there being an effective shelf registration statement covering resales of the Debentures and the shares of common stock issuable upon their conversion; and such shares may be issued without violating § 713(a) of the AMEX Company Guide.

Optional Repurchase Right of Holders Upon a Designated Event. If a “designated event” (which includes, subject to certain exceptions, a “fundamental change”, as described below, or a termination of trading in the Company’s common stock) occurs prior to maturity, holders of the Debentures may require the Company to repurchase all or a portion of their Debentures for cash at a repurchase price equal to 101% of the principal amount of the Debentures plus any accrued and unpaid interest, as set forth in the Indenture.

Make-Whole Premium Upon a Fundamental Change. If a fundamental change occurs on or prior to June 30, 2010, under certain circumstances, the Company will pay, in addition to the repurchase price, a make-whole premium on Debentures converted in connection with, or tendered for repurchase upon, the fundamental change. The make-whole premium will be payable in the Company’s common stock or the same form of consideration into which the Company’s common stock has been exchanged or converted in the fundamental change. The amount of the make-whole premium, if any, will be based on the Company’s stock price on the effective date of the fundamental change. No make-whole premium will be paid if the Company’s stock price in connection with the fundamental change is less than or equal to $23.00.

Fundamental Change and Designated Event. As more fully described in the Indenture, a “fundamental change” will be deemed to have occurred upon:

•

a person or group becoming beneficial owner of more than 50% of the voting power of the Company’s common stock; provided, however, that Jack E. Golsen, the Chairman of the Board and Chief Executive Officer of the Company, members of his family and entities controlled by them are excluded if their beneficial ownership of the common stock is 70% or less;

•

any share exchange, consolidation or merger of the Company, or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Company resulting in the holders of the Company’s common stock immediately prior to such transaction having 50% or less of the aggregate voting power of the common stock of the continuing or surviving corporation or transferee immediately after such event; or

•	the Company’s continuing directors (as defined in the Indenture) ceasing to constitute at least a majority of our board of directors.

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading of the Company’s common stock. A designated event will not be deemed to have occurred if:

•

the last reported sale price of the Company’s common stock for any 5 trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof exceeds 105% of the applicable conversion price of the Debentures in effect immediately before the fundamental change or public announcement thereof; or

•

at least 90% of the consideration, excluding cash payments for fractional shares, in the fundamental change transaction consist of shares of stock traded or quoted on an Eligible Market or which will be so traded or quoted when issued in connection with the fundamental change and, as a result of the transaction, the Debentures become convertible into such publicly traded securities.

Payment at Maturity. The Company may elect, subject to certain conditions as set forth in the Indenture, to pay, at maturity up to 50% of the principal amount of the outstanding Debentures, plus all accrued and unpaid interest thereon to, but excluding, the maturity date, in shares of the Company’s common stock (valued at 95% of the weighted average of the closing sale prices of the common stock for the 20 consecutive trading days ending on the fifth trading day prior to the maturity date), if the common stock is then listed on an Eligible Market, the shares used to pay the Debentures and any interest thereon are freely tradeable, and certain required opinions of counsel are received.

Covenants. The Indenture does not contain any financial covenants and does not restrict the Company or its subsidiaries from paying dividends or issuing or repurchasing their other securities.

Events of Default. If there is an event of default on the Debentures, the principal amount of the Debentures, plus accrued and unpaid interest to the date of acceleration, may be declared immediately due and payable subject to certain conditions set forth in the Indenture. An “event of default” will occur if, among other things:

•	the Company fails to pay principal of (or premium, if any, on) any Debenture at maturity, redemption or otherwise;

•	the Company defaults in the payment of interest on the Debentures when due and payable and continuance of such default for a period of 10 days;

•

the Company fails to pay any indebtedness for money borrowed (after giving effect to any applicable grace periods) in an outstanding principal amount in excess of $5,000,000, as provided in the Indenture, and is not cured within ten days after receipt of written notice thereof;

•	failure to perform or observe any covenant on the Indenture for 30 days after receipt of written notice thereof from the trustee; and

•	certain events involving our bankruptcy, insolvency or reorganization.

The Company intends to use the net proceeds of the offering, which are approximately $57.0 million after paying fees to the placement agent and fees to the trustee and escrow agent, to redeem its outstanding shares of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2; repay certain outstanding mortgages and equipment loans; pay accrued and unpaid dividends on its outstanding shares of Series B 12% Cumulative Convertible Preferred Stock and Series D 6% Cumulative Convertible Class C Preferred Stock; and the balance to initially reduce outstanding borrowing under its existing revolving working credit facility, for certain discretionary capital expenditures and general working capital purposes. This report on Form 8-K and disclosures contained herein are not, and do not constitute, a redemption notice under the terms of the $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2.

The Company has also entered into a Registration Rights Agreement with the Purchasers, which requires the Company to register the Debentures, and the shares of common stock into which they are convertible, within 60 days of the closing of the Purchase Agreement, and to use commercially reasonable efforts to have the registration statement declared effective within 150 days of such closing date. The Company is also required to use its commercially reasonable efforts to keep the registration statement effective until July 1, 2010.

The Debentures and the common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Debentures.

Section 2 – Financial Information

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See “Item 1.01 Entry into a Material Definitive Agreement” above, the contents of which are incorporated herein by reference in their entirety.

Section 3 – Securities and Trading Markets

Item 3.02:	Unregistered Sales of Equity Securities

On June 28, 2007, the Company sold $60.0 million aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 in a private placement to qualified institutional buyers, as described in “Item 1.01 Entry into a Material Definitive Agreement” above, which is incorporated herein by reference. The closing of the private placement occurred on June 28, 2007. J Giordano Securities Group acted as the Company’s exclusive placement agent for this transaction and was paid an aggregate of 5% of the aggregate gross proceeds in the financing. The Debentures have not been registered under the Act or any state securities laws. The Company relied on the exemption from the registration requirements of the Act, by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. However, the Company has agreed to file a registration statement for the resale of the Debentures and shares of common stock issuable upon the conversion of the Debentures, as described in “Item 1.01 Entry into a Material Definitive Agreement” above.

Section 8 – Other Events

Item 8.01	Other Events.

(i)	The press release announcing the closing of the private placement of the Debentures is attached hereto as Exhibit 99.1;

(ii)	The Company distributed to the purchasing QIBs under a confidentiality agreement the brochure which is attached hereto as Exhibit 99.2; and

(iii)	As described in Item 1.01 above, the Company intends to use a portion of the net proceeds to redeem its outstanding $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2. In connection with such proposed use of a portion of the net proceeds, the following additional “Risk Factors” have been disclosed to the purchasers of the Debentures:

“If when we redeem all of our outstanding Series 2 Class C Preferred we fail to maintain a majority of independent directors on our board of directors, we would no longer meet the continued listing criteria of the American Stock Exchange and our common stock could be delisted.

Our common stock is traded on the American Stock Exchange (‘ASE’) which requires that at least a majority of the directors on the board of directors of listed companies be independent, as defined by its rules. The holders of our Series 2 Class C Preferred are entitled to elect two directors whenever dividends on the Series 2 Class C Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends for periods during which at least 140,000 shares of the Series 2 Class C Preferred are issued and outstanding. Two of our independent directors were elected by the holders of our Series 2 Class C Preferred. We intend to redeem our Series 2 Class C Preferred shares with a portion of the proceeds of this offering and thus those directors will no longer serve on the board. If at such time we are unable, or otherwise fail, to appoint additional independent directors to our board or reduce the number of our non independent directors, our board would no longer have a majority of independent directors and we would not meet the required continued listing standards of the ASE. In such event, the ASE could issue a warning letter or a deficiency letter or it could delist our common stock.

If we redeem our outstanding Series 2 Class C Preferred, a substantial stockholder that we consider an ‘affiliate’ has threatened to bring legal proceedings against us.

As previously stated, we intend to use a portion of the proceeds of this offering to redeem our Series 2 Class C Preferred. The Series 2 Class C Preferred is a cumulative preferred. As a result, if we redeem the Series 2 Class C Preferred, we are obligated to pay, in cash, a redemption price for each share redeemed of $50.00 per share (or $9.7 million in the aggregate) plus all accrued and unpaid dividends thereon. As of the date of this offering memorandum, there was approximately $4.9 million of accrued and unpaid dividends relating to the Series 2 Class C Preferred. If, after notice of redemption is given, a holder of the Series 2 Class C Preferred elects to convert his, her or its shares into our common stock pursuant to its terms, the Certificate of Designation for the Series 2 Class C Preferred provides, and it is our position, that the holder that so converts will not be entitled to receive payment of any accrued and unpaid dividends on the shares so converted. We have been advised by an affiliate that is our second largest stockholder, Jayhawk Capital Management, Inc. and other Jayhawk entities, through their manager, Kent McCarthy (the ‘Jayhawk Group’), that if we redeem the Series 2 Class C Preferred and the Jayhawk Group thereafter converts its holding of Series 2 Class C Preferred, the Jayhawk Group may bring legal proceedings against us for all accrued and unpaid dividends on the Series 2 Class C Preferred that the Jayhawk Group may convert after receiving a notice of redemption. As of the date of this offering memorandum, there was approximately $4.0 million of accrued and unpaid dividends on the Series 2 Class C Preferred held by the Jayhawk Group.”

(iv)	As disclosed in the Company’s Form 10-Q for the quarter ended March 31, 2007, the Company’s unaudited financial statements for the quarters ended March 31, 2007 and March 31, 2006, were prepared utilizing the direct expensing accounting for major maintenance activities (“turnarounds”) prescribed under FASB Staff Bulletin No. AUG AIR-1 (the “FSP”), which became effective for the Company on January 1, 2007, whereby the summary financial figures for years ended December 31, 2004, 2005 and 2006 were prepared utilizing an accrue-in-advance method. The FSP eliminated the accrue-in-advance method of accounting for turnarounds which was the method the Company was using. As previously disclosed in the Company’s Form 10-Q, the Company elected to adopt the direct expensing method, one of three approved methods, which method requires the Company to expense turnaround costs as they are incurred. The adoption of the provisions in the FSP is a change in accounting principle with required retrospective application as described in SFAS No. 154-Accounting Changes and Error Corrections. As disclosed to the purchasing QIBs under a confidentiality agreement, the retroactive effect of the change in accounting principle is reflected below, and the Company intends to file an amendment to its 2006 Form 10-K as soon as practical to reflect the changes noted below:

	(Amounts in thousands, except per share data and ratios) (unaudited)
	As Previously Reported	As Adjusted	Effect of Change
Summary Financial Data
Year ended December 31, 2004

Gross profit	$53,783	$52,622	$(1,161)
Operating income	3,244	2,083	(1,161)
Income from continuing operations before cumulative effect of accounting changes	1,906	745	(1,161)
Net income	1,370	209	(1,161)
Net income (loss) applicable to common stock	$(952)	$(2,113)	$(1,161)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations before cumulative effect of accounting change	$(.03)	$(0.12)	$(0.09)
Net income (loss)	$(.07)	$(0.16)	$(0.09)

Diluted:
Income (loss) from continuing operations before cumulative effect of accounting change	$(.03)	$(0.12)	$(0.09)
Net income (loss)	$(.07)	$(0.16)	$(0.09)

Year ended December 31, 2005

Gross profit	$66,878	$66,766	$(112)
Operating income	14,965	14,853	(112)
Income from continuing operations before cumulative effect of accounting changes	5,746	5,634	(112)
Net income	5,102	4,990	(112)
Net income applicable to common stock	$2,819	$2,707	$(112)

Income per common share:
Basic:
Income from continuing operations before cumulative effect of accounting change	$0.26	$0.25	$(0.01)
Net income	$0.21	$0.20	$(0.01)

Diluted:
Income from continuing operations before cumulative effect of accounting change	$0.23	$0.22	$(0.01)
Net income	$0.19	$0.18	$(0.01)

	As Previously Reported	As Adjusted	Effect of Change
Summary Financial Data (continued)
Year ended December 31, 2006
Gross profit	$91,277	$90,862	$(415)
Operating income	27,554	27,139	(415)
Income from continuing operations before cumulative effect of accounting changes	16,183	15,768	(415)
Net income	15,930	15,515	(415)
Net income applicable to common stock	$13,300	$12,885	$(415)

Income per common share:
Basic:
Income from continuing operations before cumulative effect of accounting change	$0.95	$0.92	$(0.03)
Net income	$0.93	$0.90	$(0.03)
Diluted:
Income from continuing operations before cumulative effect of accounting change	$0.79	$0.77	$(0.02)
Net income	$0.78	$0.76	$(0.02)

Ratio of Earnings to Fixed Charges
Year ended December 31, 2002:
Pre-tax income from continuing operations	$2,739	$2,883	$144
Adjusted earnings	$16,330	$16,474	$144
Fixed Charges	$13,476	$13,476	$—
Ratio of earnings to fixed charges	1.2	1.2	—

Year ended December 31, 2003:
Pre-tax income from continuing operations	$2,894	$3,686	$792
Adjusted earnings	$13,836	$14,628	$792
Fixed Charges	$10,882	$10,882	$—
Ratio of earning to fixed charges	1.3	1.3	—

Year ended December 31, 2004:
Pre-tax income from continuing operations	$1,238	$77	$(1,161)
Adjusted earnings	$13,443	$12,282	$(1,161)
Fixed Charges	$11,955	$11,955	$—
Ratio of earning to fixed charges	1.1	1.0	(.1)

Year ended December 31, 2005:
Pre-tax income from continuing operations	$5,119	$5,007	$(112)
Adjusted earnings	$21,543	$21,431	$(112)
Fixed Charges	$15,936	$15,936	$—
Ratio of earning to fixed charges	1.4	1.3	(.1)

Year ended December 31, 2006:
Pre-tax income from continuing operations	$16,263	$15,848	$(415)
Adjusted earnings	$33,708	$33,293	$(415)
Fixed Charges	$16,570	$16,570	$—
Ratio of earning to fixed charges	2.0	2.0	—

Consolidated Balance Sheet Data at December 31, 2006
Total current liabilities	$85,241	$84,251	$(990)
Total liabilities	$177,283	$176,293	$(990)
Stockholders’ equity	$42,644	$43,634	$990

Neither this report on Form 8-K nor the disclosures contained herein constitute a redemption notice under the terms of the $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

4.1 Debenture of the 5.5% Senior Subordinated Convertible Debentures due 2012.

4.2 Indenture, dated June 28, 2007, by and among the Company and UMB Bank, n.a.

4.3 Registration Rights Agreement, dated June 28, 2007, by and among the Company and the Purchasers set forth in the signature pages thereto.

10.1 Purchase Agreement, dated June 28, 2007, by and among the Company and the investors identified on the Schedule of Purchasers attached thereto.

99.1 Press Release dated June 28, 2007.

99.2 LSB Industries’ Brochure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2007.

LSB INDUSTRIES, INC.

By:	/s/ Barry H. Golsen
Barry H. Golsen
President